Registration No. 333-239214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-10
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

PRETIUM RESOURCES INC.
(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1055 Dunsmuir Street, Suite 2300
Vancouver, British Columbia
Canada V7X 1L4
(604) 558-1784
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service in the United States)

Copies to:

Maria Sanz Perez Chief Legal, Risk & Compliance Officer Newcrest Mining Limited Level 8, 600 St. Kilda Road Melbourne, VIC 3004 Australia Telephone: +61 3 9522 5333	George A. Stephanakis, Esq. Cravath, Swaine & Moore LLP CityPoint One Ropemaker Street London EC2Y 9HR United Kingdom Telephone: +44 (0)20 7453 1000

Approximate date of commencement of proposed sale of the securities to the public:
Not applicable

Province of British Columbia
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below):
		1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
		2.	☐
pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority  in the review jurisdiction has issued a receipt or notification of clearance on ( ).

		3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

		4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.

DEREGISTRATION OF SECURITIES

Pretium Resources Inc. (“Pretivm”) filed with the Securities and Exchange Commission an immediately effective registration statement on Form F-10 (Registration Statement No. 333-239214) (the “Registration Statement”) for the sale by Pretivm from time to time of up to an aggregate $600,000,000 of securities including common shares, debt securities, warrants, units, subscription receipts and share purchase contracts (collectively the “Securities”).

Effective on March 9, 2022, Newcrest Mining Limited (“Newcrest”) acquired all of the issued and outstanding common shares of Pretivm pursuant to an arrangement agreement dated November 8, 2021 (as amended on December 13, 2021 and on January 19, 2022) by and among Newcrest, Pretivm and Newcrest BC Mining Ltd., a wholly owned subsidiary of Newcrest in accordance with a court-approved plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia). As a result of the Arrangement, Pretivm became an indirect wholly owned subsidiary of Newcrest.

As a result of the Arrangement, Pretivm has terminated all offerings of securities pursuant to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all of the Securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date that this Post-Effective Amendment No. 1 is filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, on this 9th day of March, 2022.

PRETIUM RESOURCES INC.

By:	/s/ Craig Antony Jones
Name:	Craig Antony Jones
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on March 9, 2022.

Signature	Title

/s/ Craig Antony Jones	President and Director
Craig Antony Jones	(Principal Executive Officer)

/s/ Marius van Niekerk	Vice President and Director
Marius van Niekerk	(Principal Financial Officer and Principal Accounting Officer)

/s/ Vlada Cvijetinovic	Secretary and Director
Vlada Cvijetinovic

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Pretium Resources Inc. in the United States, in Newark, on this 9th day of March, 2022.

Puglisi & Associates (Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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